Exhibit 99.(7)(b)(2)

Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT #4

(hereafter called the “AMENDMENT”)

Effective December 9, 2010

to the

AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM AGREEMENT

(hereafter called the “AGREEMENT”)

Originally Effective December 1, 2008

Ceding Company Reference:  CNA30

Reinsurer Reference  I97757US-09

between

PACIFIC LIFE INSURANCE COMPANY

Omaha, Nebraska

NAIC Number 67466

FEIN 951079000

(hereafter called the “CEDING COMPANY”)

and

SWISS RE LIFE & HEALTH AMERICA INC.

Hartford, Connecticut

NAIC Number 82627

FEIN 060839705

(hereinafter called the REINSURER)

IT IS HEREBY MUTUALLY AGREED that the AGREEMENT is amended to include the following automatic policies from their inception:

Policy Number	Issue Date	Policy Face Amount	PL Retention	Face Amount Ceded to Swiss Re
[ ]	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]

Note:  The Swiss Re share on these two policies is [     ]% which differs from their usual share of [    ]%.

ALL OTHER TERMS AND CONDITIONS REMAIN UNCHANGED.

IN WITNESS WHEREOF THE PARTIES HERETO have by their respective officers executed this AMENDMENT in duplicate on the dates below to be effective December 9, 2010:

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Kent Johnson	By:	/s/ Cheryl Tobin
	Kent Johnson		Cheryl Tobin, Assistant Vice President
	Vice President,		Assistant Secretary
	Actuarial and Reinsurance		Legal

Date:	06/03/11		6/6/11

SWISS RE LIFE & HEALTH AMERICA INC.

By:	(illegible)	By:	(illegible)

Date:	5/31/2011		5/31/2011